Calculation of Filing Fee Tables
S-3
CNA FINANCIAL CORP
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Senior Debt Securities	457(r)				0.0001531
Fees to be Paid	2	Debt	Subordinated Debt Securities	457(r)				0.0001531
Fees to be Paid	3	Debt	Subordinated Junior Debt Securities	457(r)				0.0001531
Fees to be Paid	4	Equity	Preferred Stock, no par value	457(r)				0.0001531
Fees to be Paid	5	Equity	Depositary Shares	457(r)				0.0001531
Fees to be Paid	6	Equity	Common Stock, 2.50 par value	457(r)				0.0001531
Fees to be Paid	7	Other	Warrants	457(r)				0.0001531
Fees to be Paid	8	Other	Purchase Contracts	457(r)				0.0001531
Fees to be Paid	9	Other	Purchase Units	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	An indeterminate number and aggregate initial offering price of each identified class are being registered as may from time to time be sold at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon the conversion, exchange, exercise or settlement of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion, exchange, exercise or settlement of other securities or that are represented by depositary shares or issued in purchase units. In reliance on and in accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fees.

[2]	See Offering Note 1.

[3]	See Offering Note 1.

[4]	See Offering Note 1.

[5]	Depositary shares will be evidenced by depositary receipts issued pursuant to a deposit agreement and will represent a fractional share or multiple shares of preferred stock. See Offering Note 1.

[6]	See Offering Note 1.

[7]	Warrants may represent rights to purchase debt securities, depositary shares or shares of preferred stock or common stock registered under this registration statement. See Offering Note 1.

[8]	Purchase contracts may be issued separately or as purchase units. See Offering Note 1.

[9]	Purchase units may consist of a purchase contract and any of the debt securities registered under this registration statement or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the applicable purchase contract securities under the purchase contract. See Offering Note 1.